As filed with the Securities and Exchange Commission on February 28, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

____________________

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PHIO PHARMACEUTICALS CORP.

(Exact Name of Registrant as Specified in the Charter)

Delaware	45-3215903
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

257 Simarano Drive, Suite 101 Marlborough, MA	01752
(Address of principal executive offices)	(Zip Code)

2012 Phio Pharmaceuticals Corp. Long Term Incentive Plan

(Full title of the plan)

Gerrit Dispersyn, Dr. Med. Sc.

President & Chief Executive Officer

Phio Pharmaceuticals Corp.

257 Simarano Drive, Suite 101

Marlborough, Massachusetts 01752
(508) 767-3861
(Name, address and telephone number, including area code, of agent for service)

Copies to:

Ryan A. Murr

Gibson, Dunn & Crutcher LLP

555 Mission Street, Suite 3000

San Francisco, CA 94105

Telephone: (415)393-8373

Facsimile: (415) 374 - 8430

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering Price (2)	Amount of registration fee
Common Stock, par value $0.0001 per share (“Common Stock”), to be issued under the 2012 Phio Pharmaceuticals Corp. Long Term Incentive Plan	59,090	$2.806	$165,806.54	$21.52

___________________

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement also covers such additional shares of Common Stock as may be issued under the 2012 Phio Pharmaceuticals Corp. Long Term Incentive Plan (the “2012 LTIP”) to prevent dilution from stock splits, stock dividends and similar transactions.

(2)	Calculated pursuant to Rule 457(h) of the Securities Act of 1933, as amended, solely for the purpose of computing the amount of the registration fee, on the basis of the average of the high and low prices of the registrant’s Common Stock quoted on The Nasdaq Capital Market on February 27, 2020.

EXPLANATORY NOTE

On January 10, 2020, the Company’s Board of Directors approved a 1-for-55 reverse stock split of the Company’s outstanding common stock, which was effected on January 15, 2020. The share and per share amounts for the periods incorporated by reference in this Registration Statement do not give effect to the reverse stock split.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
PURSUANT TO GENERAL INSTRUCTION E OF FORM S-8

This Registration Statement has been filed by Phio Pharmaceuticals Corp. (the “Registrant”) to register 59,090 additional shares of Common Stock to be offered pursuant to the 2012 LTIP. Pursuant to Instruction E to Form S-8, the Registrant incorporates by reference the Registration Statements on Form S-8 filed with the Securities and Exchange Commission on August 30, 2012 (File No. 333-183633), June 21, 2013 (File No. 333-189522), February 2, 2017 (File No. 333-215870) and August 24, 2018 (File No. 333-227013), together with all exhibits filed therewith or incorporated herein by reference.

Item 8.

Exhibit Number	Description
5.1	Opinion of Gibson, Dunn & Crutcher LLP.*

23.1	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1). *

23.2	Consent of BDO USA, LLP, Independent Registered Public Accounting Firm.*

24.1	Powers of Attorney.* (Included on the signature page)

99.1	Phio Pharmaceuticals Corp. 2012 Long Term Incentive Plan (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 10-Q filed on November 12, 2019)

* Filed herewith.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Marlborough, Massachusetts, on February 28, 2020.

PHIO PHARMACEUTICS CORP.

By: /s/ Gerrit Dispersyn
Gerrit Dispersyn, Dr. Med. Sc.
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gerrit Dispersyn, Dr. Med. Sc. as attorney-in-fact and agent, with full power of substitution and resubstitution, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, with full power to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/Gerrit Dispersyn	President and Chief Executive Officer (Principal Executive Officer and Principal Financial Officer)	February 28, 2020
Gerrit Dispersyn, Dr. Med. Sc.
/s/Caitlin Kontulis	Vice President of Finance and Administration and Secretary (Principal Accounting Officer)	February 28, 2020
Caitlin Kontulis
/s/ Robert J. Bitterman	Director	February 28, 2020
Robert J. Bitterman
/s/ Geert Cauwenbergh	Director	February 28, 2020
Geert Cauwenbergh, Dr. Med. Sc.
/s/ H. Paul Dorman	Director	February 28, 2020
H. Paul Dorman
/s/ Robert Ferrara	Director	February 28, 2020
Robert Ferrara
/s/ Jonathan Freeman	Director	February 28, 2020
Jonathan E. Freeman, Ph.D.
/s/ Curtis A. Lockshin	Director	February 28, 2020
Curtis A. Lockshin, Ph.D.

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